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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G





                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              BancFirst Ohio Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    059450106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


               [ X ]       Rule 13d-1(b)

               [   ]       Rule 13d-1(c)

               [   ]       Rule 13d-1(d)



The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                PAGE 1 OF 9 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   059450106                                      13G                   Page  2  of  9  Pages
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES






-----------------------------------------                                        --------------------------------------
CUSIP No.   059450106                                      13G                   Page  3  of  9  Pages
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    --------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES







-----------------------------------------                                        --------------------------------------
CUSIP No.   059450106                                      13G                   Page  4  of  9  Pages
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    --------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES






-----------------------------------------                                        --------------------------------------
CUSIP No.   059450106                                      13G                   Page  5  of  9  Pages
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 295,800

                    --------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each
                             -0-
                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  295,800

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

                    --------- -----------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           295,800
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.7%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      BancFirst Ohio Corp.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      422 Main Street
                      P.O. Box 4658
                      Zanesville, OH   43702-4658

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group, Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exist under the laws of the Commonwealth of Massachusetts. JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      059450106

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under   ss.203  of  the   Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b
                                            (ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)
                                            (ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)
                                            (ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers
                                            Act of 1940.

                                PAGE 6 OF 9 PAGES

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 295,800 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. 99,000 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             128,800 shares are held by the John Hancock Financial Industries Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             68,000 shares are held by the John Hancock Bank and Thrift Opportunity Fund, a closed-end diversified management company registered under ss.8 of the Investment Company Act.

                      (b)    Percent of Class:  3.7%

                      (c) (i)    sole power to vote or to direct the vote:
                                 JHA has sole power to vote or direct the vote of the 295,800 shares of Common Stock under the Advisory Agreements as follows:

                                                                    Date of
                                                       Number       Advisory
                Fund Name                              of Shares    Agreement
                ---------                              ---------    ---------
      John Hancock Regional Bank Fund                   99,000     July 1, 1996
      John Hancock Financial Industries Fund           128,800     July 1, 1996
      John Hancock Bank and Thrift Opportunity Fund     68,000     July 21, 1994

                             (ii)   shared power to vote or to direct the
                                    vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct the disposition of the 295,800 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the
                                    disposition of:   -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Reporting persons own five percent or less of Common
                      Stock.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.






                                PAGE 7 OF 9 PAGES

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                John Hancock Mutual Life Insurance Company

                                By:      /s/Marion L. Nierintz
                                         ---------------------------------------
                                Name:    Marion L. Nierintz
Dated: January 13, 1999         Title:   Second Vice President


                                John Hancock Subsidiaries, Inc.

                                By:      /s/Marion L. Nierintz
                                         ---------------------------------------
                                Name:    Marion L. Nierintz
Dated: January 13, 1999         Title:   Secretary


                                The Berkeley Financial Group, Inc.

                                By:      /s/John Morin
                                         ---------------------------------------
                                Name:    John Morin
Dated: January 13, 1999         Title:   Vice President & Secretary


                                John Hancock Advisers, Inc.

                                By:      /s/John Morin
                                         ---------------------------------------
                                Name:    John Morin
Dated: January 13, 1999         Title:   Vice President & Secretary


                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group, Inc. and John Hancock Advisers, Inc. agree that the Terminating Schedule 13G (Amendment No. 1), to which this Agreement is attached, relating to the Common Stock of BancFirst Ohio Corp. is filed on behalf of each of them.


                                 John Hancock Mutual Life Insurance Company

                                 By:      /s/Marion L. Nierintz
                                          --------------------------------------
                                 Name:    Marion L. Nierintz
Dated: January 13, 1999          Title:   Second Vice President


                                 John Hancock Subsidiaries, Inc.

                                 By:      /s/Marion L. Nierintz
                                          --------------------------------------
                                 Name:    Marion L. Nierintz
Dated: January 13, 1999          Title:   Secretary


                                 The Berkeley Financial Group, Inc.

                                 By:      /s/John Morin
                                          --------------------------------------
                                 Name:    John Morin
Dated: January 13, 1999          Title:   Vice President & Secretary


                                 John Hancock Advisers, Inc.

                                 By:      /s/John Morin
                                          --------------------------------------
                                 Name:    John Morin
Dated: January 13, 1999          Title:   Vice President & Secretary


                                PAGE 9 OF 9 PAGES